Exhibit 99.1

For Immediate Release	For additional information, please contact
October 27, 2011	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Net Income of $561,713

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the third quarter of 2011.

For the quarter ended September 30, 2011, net income totaled $561,713 or $0.15 per fully diluted share, compared with $305,799 or $0.08 per fully diluted common share earned during the third quarter of 2010.

Earnings for the three months ended September 30, 2011, are 83.7 percent higher than for the same period in 2010. The increase results from a reduction in the provision for loan losses. The provision decreased from $636,736 in the third quarter of 2010 to $188,118 in 2011. Over the past two years, reserves were increased due to weaknesses in the economy that necessitated an increase in reserves associated with impaired loans. During 2011, the level of impaired loans has stabilized. Several loans with reserves were eliminated through write-offs from the loan portfolio during the third quarter of 2011. The reserve was further impacted by an increase in loans carrying government guarantees. At September 30, 2011, the guaranteed portion of loans equaled 20.8 percent of total loans compared to 18.1 percent at December 31, 2010. Net interest income increased slightly from $2,148,654 in the third quarter of 2010 to $2,263,325 in 2011. A reduction in cost of deposits from the third quarter of 2010 to 2011 contributed to the margin improvement. Asset yields decreased from 5.28% to 5.09% from 2010 to 2011 due to the change in earning asset mix from higher yielding loans to lower yielding deposits in other banks. The cost of funds continued to decrease from 1.31% in the third quarter of 2010 to 1.05% in the third quarter of 2011. Noninterest income increased 2.8% in 2011 primarily due to an increase in revenues from the Company’s insurance and investment subsidiary. Noninterest expenses increased 9.7% from $1,616,525 in the third quarter of 2010, to $1,773,472 in 2011. This increase primarily results from damages paid in the settlement of a lawsuit arising from the ordinary operations of the Company. The Company has no other liability under the settlement agreement.

Loan loss reserves were $4,628,232 or 2.56 percent of total loans as of September 30, 2011. Non-performing assets were 3.17 percent of total assets at September 30, 2011, compared to 2.26 percent on that date in 2010. At September 30, 2011, the allowance for loan loss reserves equals 63 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $229,007,209 as of September 30, 2011, an increase of 3.6 percent from $220,943,989 reported as of September 30, 2010. Total deposits were $188,299,291 at quarter-end 2011, a 4.7 percent increase from the $179,773,303 reported at the end of the third quarter of 2010. Net loans increased 1.7 percent to $176,116,287, compared to $173,197,531 at September 30, 2010.

Net income for the nine months ended September 30, 2011, was $1,825,081 or $0.48 per diluted share, compared to $1,086,348, or $0.27 per diluted share, for the same period in 2010.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30, 2011	December 31, 2010	September 30, 2010
	(unaudited)		(unaudited)
Total assets	$229,007	$213,652	$220,944
Total loans	180,745	178,478	178,980
Investments	37,866	26,448	32,022
Deposits	188,299	173,960	179,773
Borrowed funds	8,100	9,450	9,450
Stockholders’ equity	30,382	28,644	28,395
Non-performing assets to total assets	3.17%	3.19%	2.26%
Loans past due more than 90 days to total loans	1.42%	0.00%	0.14%
Allowance for loan losses to total loans	2.56%	3.74%	3.23%
Book value per common share	$8.24	$7.73	$7.72

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Interest income	$2,780	$2,759	$8,192	$8,336
Interest expense	517	610	1,633	1,874
Net interest income	2,263	2,149	6,559	6,462
Provision for loan losses	(188)	637	67	1,841
Net interest income after provision for loan losses	2,075	1,512	6,492	4,621
Noninterest income	598	582	1,768	2,002
Noninterest expense	1,7733	1,617	5,306	4,910
Net income before taxes	900	477	2,954	1,713
Provision for income taxes	338	172	1,129	627
Net income	562	305	1,825	1,086
Preferred stock dividend declared	46	65	137	194
Net income available to common shareholders	$516	$240	$1,688	$892
Basic net income per share	$0.16	$0.08	$0.53	$0.28
Diluted net income per share	$0.15	$0.08	$0.48	$0.27
Return on average total assets *	0.99%	0.56%	1.09%	0.67%
Return on average total equity *	7.43%	4.16%	8.22%	5.00%
Yield on average interest earning assets	5.09%	5.28%	5.14%	5.34%
Cost of funds	1.05%	1.31%	1.14%	1.34%
Net yield on average interest earning assets	4.15%	4.11%	4.12%	4.14%
Overhead efficiency ratio	61.97%	59.20%	63.72%	58.01%
Net charge-offs (recoveries)/average loans	0.02%	0.28%	1.18%	0.40%

*	annualized for all periods presented